Exhibit 10.1

Consulting Agreement

This Consulting Agreement (this “Agreement”) is entered into on this 12th day of December, 2018 by and between Oramed Pharmaceuticals Inc., a Delaware corporation having a principal place of business at 142 W. 57th Street, 11th Floor, New York, NY 10019 (“Oramed”), and Joshua Hexter, an individual residing at 7550 Amherst Avenue, University City, MO, 63130 (“Consultant”).

Oramed wishes to receive certain services from Consultant as a consultant, and Consultant is willing to provide such services to Oramed as a consultant. In consideration of the foregoing and the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.	Services. Consultant shall provide Oramed with the services specified in the attached Schedule 1, in accordance with Oramed’s needs and requirements, and according to a schedule and timeframe as will be agreed by Consultant and Oramed (the “Services”). Consultant shall perform Services faithfully, diligently and to the best of Consultant’s skill and ability. Nothing herein will prevent Oramed from dealing directly or indirectly with any third parties who provide services similar or identical to the Services.

2.	Payment. In consideration for the performance of the Services by Consultant, Oramed shall pay Consultant the fees set forth in Schedule 1 hereto (the “Fees”). The Fees are inclusive of all taxes. Oramed will not make deductions for taxes from any amounts payable to Consultant, and any such taxes shall be the sole responsibility of Consultant. The Fees shall be payable in arrears on a current plus 30 days basis, against presentation of an invoice by Consultant. If Oramed is required by law to withhold any taxes, any amount withheld shall be deducted from the Fees. Invoices prepared by Consultant shall state the Fees in the same currency indicated in this Agreement. Oramed shall also reimburse Consultant for reasonable out-of-pocket business expenses incurred by Consultant in connection with providing the Services, provided that such expenses have been approved in writing in advance by Oramed and are evidenced by receipts.

3.	Confidentiality.

3.1.	By executing this Agreement, Consultant confirms that the provisions of the Confidential Disclosure Agreement entered into by and between Oramed and Consultant, dated November 8, 2018 (the “CDA”), shall continue to be in force during the term of this Agreement. A copy of the CDA is attached hereto as Exhibit A.

3.2.	While rendering the Services, Consultant shall not bring to Oramed, use or disclose any third party information which Consultant is prohibited from using or disclosing by another agreement to which Consultant is or becomes a party. Without the limiting the foregoing, Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

4.	No Conflicts. Consultant represents and warrants that Consultant’s performance of this Agreement and the Services does not and will not breach or conflict with any agreement to which Consultant is or becomes a party, nor does it require the consent of any other person or entity. Consultant shall inform Oramed, immediately after Consultant becomes aware of it, of any matter or engagement that may in any way raise a conflict of interest between Consultant and Oramed or prevent Consultant from providing the Services.

5.	Independent Contractor. It is understood that Consultant is an independent contractor and not an employee of Oramed. Consultant has no authority to obligate Oramed by contract or otherwise. None of Consultant’s employees will be considered an employee of Oramed or eligible for any right or benefit (including such rights and benefits that Oramed may grant to its employees). No deductions shall be made from the Fees nor any transfers made to any governmental or private entity except as set forth in this Agreement, and Consultant hereby waives any claim against Oramed based on such deductions or transfers not being made. Taxes shall be the sole responsibility of the Consultant. If, as a result of a claim or suit by Consultant or any of its employees, a competent court of law rules that the relationship between Oramed and an employee of Consultant is an employer-employee relationship and that, as a result of such relationship, such employee of Consultant is entitled to rights or compensation from Oramed, the following will apply: Consultant shall fully indemnify Oramed for any damages, liabilities or other costs and expenses incurred in connection with any such determination, and Oramed shall be entitled to offset any amount due to Consultant resulting from the determination that an employer-employee relationship exists against any amount actually paid or due under this Agreement.

6.	Code of Business Conduct and Ethics; Internal Policies. Consultant shall at all times comply with the Code of Business Conduct and Ethics attached hereto as Exhibit B and the Policy regarding Securities Trades by Company Personnel attached hereto as Exhibit C. Without limiting the foregoing, Oramed has informed Consultant, and Consultant acknowledges that the securities of Oramed are publicly traded on the Nasdaq Capital Market in the United States and on the Tel Aviv Stock Exchange in Israel. As such, Oramed has advised Consultant of, and Consultant acknowledges the restrictions imposed by the securities laws of the United States and Israel on the purchase or sale of securities by any person who has received material, non-public information about Oramed or any of the affiliates, and on the communication of such information to any other person who may purchase or sell such securities in reliance upon such information.

7.	Term. The term of this Agreement shall be for a period of six (6) months commencing November 16, 2018.

8.	Termination. Either party may terminate this Agreement with or without cause upon 5 days’ written notice; provided, however, that Sections 3.1 and 5 will survive the termination or expiration of this Agreement for any reason. Upon termination of this Agreement, Consultant shall promptly deliver to Oramed all documents and other materials of any nature pertaining to the Services.

9.	Miscellaneous. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior written or oral agreements with respect thereto. This Agreement may be assigned by Oramed without the consent of Consultant. Consultant may not assign or delegate duties under this Agreement without the prior written consent of Oramed. The provisions of this Agreement will survive the assignment of this Agreement by Oramed to any successor or other assignee. This Agreement may not be modified except by written instrument signed by a duly authorized representative of each party hereto. No failure, delay of forbearance of either party in exercising any power or right hereunder will in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof. If it is determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination will not affect the remaining provisions of this Agreement. This Agreement will be governed by the laws of the State of Delaware. Any dispute arising out of or in connection with this Agreement will be subject to the exclusive jurisdiction of the competent courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof.

10.	Counterparts. For the convenience of the parties, this Agreement may be signed in counterparts, each of which will be an original instrument and all of which taken together will constitute one and the same Agreement. Delivery of a signed counterpart of this Agreement by e-mail or facsimile transmission will constitute valid and sufficient delivery thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ORAMED:		CONSULTANT:

Oramed Pharmaceuticals Inc.		Joshua Hexter

By:	/s/ Nadav Kidron	By:	/s/ Joshua Hexter
Nadav Kidron
CEO

SCHEDULE 1

Description of the Services and Fees

Services

●	Business Development – the Consultant will act as a business development and advisor on behalf of Oramed. Consultant will seek to introduce organizations and/or individuals that will create business development opportunities for Oramed.

●	Investor Relations – the Consultant will provide ongoing investor relations advice to Oramed.

Additionally, the Consultant shall advise the officers, directors and employees of Oramed on such other matters and at such times and places as may be mutually agreed upon.

Except as provided in the Agreement, the time, place and manner of performance of the Services shall be determined at the sole discretion of the Consultant.

Fees

For the first 10 hours of such Services, the Consultant will be paid NIS 150 per hour.

Beyond the first 10 hours of such Services, the Consultant will be paid NIS 500 per hour.

For the avoidance of doubt, these Fees shall be construed as the gross cost to Oramed and taxes shall be the sole responsibility of the Consultant.

EXHIBIT A

Confidential Disclosure Agreement

Attached

Mutual Non Disclosure Agreement

This Mutual Non Disclosure Agreement (this “Agreement”) is entered by and between Oramed Pharmaceuticals Inc., a Delaware Company, with an office at 142 W. 57th St., New York, NY, USA, and its Israeli subsidiary, Oramed Ltd (together - the “Company”) and Joshua Hexter, an individual residing at 7550 Amherst Avenue, University City, MO, 63130 (the “Recipient”). The parties wish to discuss a possible business relationship with each other, and in connection with the same each of the parties has been, and/or will be, provided with, and/or has access to certain confidential information of the other party. With respect to any and all information disclosed by either party (“Disclosing Party”) to the other party (“Receiving Party”), the parties wish to ensure due protection of such information.

Therefore, the parties hereby agree as follows:

1. Receiving Party acknowledges that it may receive information regarding the activities and business of Disclosing Party, its parent companies, subsidiaries and/or affiliates, all whether in oral, written, graphic, or machine-readable form, or in any other form, including, without limitation, concepts, techniques, processes, methods, systems, designs, drawings, photographs, models, prototypes, computer programs, research materials, formulas, development or experimental work, work in progress, mask work, inventions, cost data, marketing plans, product plans, business strategies, financial information, forecasts, personnel information and customer or supplier lists (collectively, “Confidential Information”). For the avoidance of doubt, nothing herein shall be deemed to impose on Disclosing Party any duty or obligation to disclose any such information to Receiving Party, and such disclosure shall be at all times at Disclosing Party’s sole and absolute discretion. Furthermore, nothing herein shall be deemed to create any representation that the Confidential Information, or any part of it, is whole, accurate or correct.

2. Notwithstanding the aforesaid, information shall not be deemed as Confidential Information, for purposes of this Agreement, if Receiving Party can show documentary evidence that: (a) such information is in the public domain at the time of disclosure, or subsequently becomes part of the public domain, through no breach of Receiving Party of its obligations hereunder; or (b) such information is received by Receiving Party from a third party exempt from confidentiality undertakings; or (c) such information was in its possession at the time of disclosure, and Receiving Party so advised Disclosing Party in writing immediately upon disclosure; or (d) Receiving Party is compelled by court or government action pursuant to applicable law to disclose such information, provided, however, that Receiving Party gives Disclosing Party prompt notice thereof so that Disclosing Party may seek a protective order or other appropriate remedy, and further provided that in the event that such protective order or other remedy is not obtained, Receiving Party shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all efforts required to obtain confidential treatment for such information.

3. The Confidential Information shall be used by Receiving Party for the sole purpose of evaluating its interest in future cooperation with Disclosing Party as set forth hereinabove, and, if the parties shall engage in any relationship - solely for the limited purposes of such engagement.

4. Receiving Party hereby acknowledges that the Confidential Information is highly confidential, and undertakes that, at all times, it: (i) shall treat and maintain the Confidential Information as confidential, and hold all such Confidential Information in trust and in strict confidence, utilizing the same degree of care it uses to protect its own confidential information, but in no event less than a reasonable degree of care; (ii) shall not disclose the Confidential Information to any third party, whether or not for consideration; (iii) shall not use the Confidential Information for any purpose other than the limited purpose mentioned in Section 3 above, or exploit the Confidential Information for its own benefit or for the benefit of anyone else, without the prior written consent of Disclosing Party; and (iv) shall not make any copies of the Confidential Information without the prior written consent of Disclosing Party.

5. Receiving Party undertakes to hold all Confidential Information locked and to disclose the Confidential Information only to those of its employees and consultants (provided, with respect to such consultants, that disclosure to any consultant shall be made only after receipt of written consent of the Disclosing Party) who have to be so informed in order to ensure its proper evaluation (each, a “Representative”), and provided that such Representatives are bound by written confidentiality and non-use undertakings towards Receiving Party which also apply to the Confidential Information disclosed to Receiving Party under this Agreement. Receiving Party will be responsible for ensuring that the obligations of confidentiality and non-use contained herein are observed by all Representatives, and it represents that it has instituted policies and procedures which provide such adequate protection for the Confidential Information. Without derogating from the aforesaid, Receiving Party shall bear full responsibility for any harm caused to Disclosing Party by disclosure to Representatives.

6. To the extent that any portion of the Confidential Information contains proprietary and confidential notices or legends, Receiving Party shall not remove such notices or legends, and shall produce the same on each and every copy of the Confidential Information produced by it.

7. Upon Disclosing Party’s first demand, Receiving Party shall return to Disclosing Party all Confidential Information, including all records, products and samples received, and any copies thereof, as well as any notes, memoranda or other writings or documentation which contain or pertain to the Confidential Information or any portion thereof, whether in its possession or under its control, and shall erase all electronic records thereof, and shall so confirm to Disclosing Party in writing.

8. The Confidential Information and all right, title and interest therein will remain at all times the exclusive property of Disclosing Party its parent companies, subsidiaries and/or affiliates. Nothing hereunder may be construed as granting to Receiving Party any right, warranty or license by implication or otherwise under any patent, copyright, know-how or design rights, or other form of protection of industrial or intellectual property, or as creating any obligation on the part of Disclosing Party to enter into any business relationship whatsoever or to offer for sale any service or product.

9. Receiving Party recognizes, acknowledges and agrees that Disclosing Party may be irreparably harmed if Receiving Party’s obligations and undertakings herein are not specifically enforced, and that Disclosing Party would not have an adequate remedy at law in the event of actual or threatened violation by Receiving Party of such obligations and undertakings. Therefore, Receiving Party agrees that Disclosing Party shall be entitled to seek and obtain an injunction, without bond, or to an appropriate decree of specific performance or any other appropriate equitable relief.

10. All of Disclosing Party’s rights hereunder and all of Receiving Party’s obligations and undertakings hereunder shall be in full effect for the entire term of this Agreement, and for an unlimited period of time after its termination, cancellation or expiration for any reason whatsoever, so long as any information disclosed by Disclosing Party to Receiving Party under this Agreement remains Confidential Information of Disclosing Party. Without derogating from the aforesaid, should the parties engage in any relationship, all of Disclosing Party’s rights hereunder and all of Receiving Party’s obligations and undertakings hereunder shall be in full effect for as long as the parties shall engage in such relationship.

11. The Recipient acknowledges that the Company is a publicly traded company. As such, the Recipient agrees not to use any Confidential Information or any other non-public information in connection with the purchase or sale of the securities of the Company in violation of United States securities laws.

12. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior written or oral agreements with respect thereto. This Agreement may not be modified except by written instrument signed by a duly authorized representative of each party hereto. No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof. In the event that it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the purpose of this Agreement is substantially frustrated thereby. This Agreement shall be governed by the laws of the State of New York and any dispute arising out of or in connection with this Agreement is hereby submitted to the sole and exclusive jurisdiction of the competent courts in New York.

/s/ Nadav Kidron	/s/ Joshua Hexter
Oramed Pharmaceuticals Inc.	Joshua Hexter
Date: November 8, 2018
By:

Title:

Date:

EXHIBIT B

Code of Business Conduct and Ethics

Attached

ORAMED PHARMACEUTICALS INC.

(the “Corporation”)

CODE OF ETHICS AND BUSINESS CONDUCT

FOR DIRECTORS, SENIOR OFFICERS AND EMPLOYEES OF THE CORPORATION

(the “Code”)

This Code applies to the Chief Executive Officer, President, Chief Financial Officer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Controller and persons performing similar functions (collectively, the “Senior Officers”) along with all directors and employees within the Corporation (the Senior Officers, directors and employees are hereinafter collectively referred to as the “Employees”). This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all Employees of the Corporation. All Employees should conduct themselves accordingly and seek to avoid the appearance of improper behavior in any way relating to the Corporation.

Any Employee who has any questions about the Code should consult with the Chief Executive Officer, the President, the Corporation’s board of directors (the “Board”) or the Corporation’s audit committee (the “Audit Committee”).

The Corporation has adopted the Code for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in all reports and documents that the Corporation files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Corporation that are within the Senior Officer’s area of responsibility;

●	compliance with applicable governmental laws, rules and regulations;

●	the prompt internal reporting of violations of the Code; and

●	accountability for adherence to the Code.

HONEST AND ETHICAL CONDUCT

Each Senior Officer and member of the Board owes a duty to the Corporation to act with integrity. Integrity requires, among other things, being honest and candid. Employees must adhere to a high standard of business ethics and are expected to make decisions and take actions based on the best interests of the Corporation, as a whole, and not based on personal relationships or benefits. Generally, a “conflict of interest” occurs when an Employee’s personal interests is, or appears to be, inconsistent with, interferes with or is opposed to the best interests of the Corporation or gives the appearance of impropriety.

Business decisions and actions must be made in the best interests of the Corporation and should not be influenced by personal considerations or relationships. Relationships with the Corporation’s stakeholders for example suppliers, competitors and customers - should not in any way affect an Employee’s responsibility and accountability to the Corporation. Conflicts of interest can arise when an Employee or a member of his or her family receive improper gifts, entertainment or benefits as a result of his or her position in the Corporation.

Specifically, each Employee must:

1.	act with integrity, including being honest and candid while still maintaining the confidentiality of information when required or consistent with the Corporation’s policies;

2.	avoid violations of the Code, including actual or apparent conflicts of interest with the Corporation in personal and professional relationships;

3.	disclose to the Board or the Audit Committee any material transaction or relationship that could reasonably be expected to give rise to a breach of the Code, including actual or apparent conflicts of interest with the Corporation;

4.	obtain approval from the Board or Audit Committee before making any decisions or taking any action that could reasonably be expected to involve a conflict of interest or the appearance of a conflict of interest;

5.	observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Corporation policies;

6.	maintain a high standard of accuracy and completeness in the Corporation’s financial records;

7.	ensure full, fair, timely, accurate and understandable disclosure in the Corporation’s periodic reports;

8.	report any violations of the Code to the Board or Audit Committee;

9.	proactively promote ethical behavior among peers in his or her work environment; and

10.	maintain the skills appropriate and necessary for the performance of his or her duties.

DISCLOSURE OF CORPORATION INFORMATION

As a result of the Corporation’s status as a public company, it is required to file periodic and other reports with the SEC. The Corporation takes its public disclosure responsibility seriously to ensure that these reports furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the Corporation. All disclosures contained in reports and documents filed with or submitted to the SEC, or other government agencies, on behalf of the Corporation or contained in other public communications made by the Corporation must be complete and correct in all material respects and understandable to the intended recipient.

The Senior Officers, in relation to his or her area of responsibility, must be committed to providing timely, consistent and accurate information, in compliance with all legal and regulatory requirements. It is imperative that this disclosure be accomplished consistently during both good times and bad and that all parties in the marketplace have equal or similar access to this information.

All of the Corporation’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Corporation’s transactions, and must conform both to applicable legal requirements and to the Corporation’s system of internal controls. Unrecorded or “off the book” funds, assets or liabilities should not be maintained unless permitted by applicable law or regulation. Senior Officers involved in the preparation of the Corporation’s financial statements must prepare those statements in accordance with generally accepted accounting principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial statements and related condition of the Corporation. Further, it is important that financial statements and related disclosures be free of material errors.

Specifically, each Senior Officer must:

1.	familiarize himself or herself with the disclosure requirements generally applicable to the Corporation;

2.	not knowingly misrepresent, or cause others to misrepresent, facts about the Corporation to others, including the Corporation’s independent auditors, governmental regulators, selfregulating organizations and other governmental officials;

3.	to the extent that he or she participates in the creation of the Corporation’s books and records, promote the accuracy, fairness and timeliness of those records; and

4.	in relation to his or her area of responsibility, properly review and critically analyse proposed disclosure for accuracy and completeness.

CONFIDENTIAL INFORMATION

Employees must maintain the confidentiality of confidential information entrusted to them by the Corporation of its customers, suppliers, joint venture partners, or others with whom the Corporation is considering a business or other transaction except when disclosure is authorized by an executive officer or required or mandated by laws or regulations. Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Corporation or its customers or suppliers, if disclosed. It also includes information that suppliers, customers and other parties have entrusted to the Corporation. The obligation to preserve confidential information continues even after employment ends.

Records containing personal data about employees or private information about customers and their employees are confidential. They are to be carefully safeguarded, kept current, relevant and accurate. They should be disclosed only to authorized personnel or as required by law.

All inquiries regarding the Corporation from non-employees, such as financial analysts and journalists, should be directed to the Board or the Audit Committee. The Corporation’s policy is to cooperate with every reasonable request of government investigators for information. At the same time, the Corporation is entitled to all the safeguards provided by law for the benefit of persons under investigation or accused of wrongdoing, including legal representation. If a representative of any government or government agency seeks an interview or requests access to data or documents for the purposes of an investigation, the Employee should refer the representative to the Board or the Audit Committee. Employees also should preserve all materials, including documents and e-mails that might relate to any pending or reasonably possible investigation.

COMPLIANCE WITH LAWS

The Employees must respect and obey all applicable foreign, federal, state and local laws, rules and regulations applicable to the business and operations of the Corporation.

Employees who have access to, or knowledge of, material nonpublic information from or about the Corporation are prohibited from buying, selling or otherwise trading in the Corporation’s stock or other securities. “Material nonpublic” information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

Employees also are prohibited from giving “tips” on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in the Corporation’s stock or other securities.

Furthermore, if, during the course of an Employee’s service with the Corporation, he or she acquires material nonpublic information about another company, such as one of our customers or suppliers, or you learn that the Corporation is planning a major transaction with another company (such as an acquisition), the Employee is restricted from trading in the securities of the other company.

REPORTING ACTUAL AND POTENTIAL VIOLATIONS OF THE CODE AND ACCOUNTABILITY FOR COMPLIANCE WITH THE CODE

The Corporation, through the Board or the Audit Committee, is responsible for applying this Code to specific situations in which questions may arise and has the authority to interpret this Code in any particular situation.

This Code is not intended to provide a comprehensive guideline for Senior Officers in relation to their business activities with the Corporation. Any Employee may seek clarification on the application of this Code from the Board or the Audit Committee.

Each Employee must:

1.	notify the Corporation of any existing or potential violation of this Code, and failure to do so is itself a breach of the Code; and

2.	not retaliate, directly or indirectly, or encourage others to do so, against any Employee for reports, made in good faith, of any misconduct or violations of the Code solely because that Employee raised a legitimate ethical issue.

The Board or the Audit Committee will take all action it considers appropriate to investigate any breach of the Code reported to it. All Employees are required to cooperate fully with any such investigations and to provide truthful and accurate information. If the Board or the Audit Committee determines that a breach has occurred, it will take or authorize disciplinary or preventative action as it deems appropriate, after consultation with the Corporation’s counsel if warranted, up to and including termination of employment. Where appropriate, the Corporation will not limit itself to disciplinary action but may pursue legal action against the offending Employee involved. In some cases, the Corporation may have a legal or ethical obligation to call violations to the attention of appropriate enforcement authorities.

Compliance with the Code may be monitored by audits performed by the Board, Audit Committee, the Corporation’s counsel and/or by the Corporation’s outside auditors. All Employees are required to cooperate fully with any such audits and to provide truthful and accurate information.

Any waiver of this Code for any Employee may be made only by the Board or the Audit Committee and will be promptly disclosed to stockholders and others, as required by applicable law. The Corporation must disclose changes to and waivers of the Code in accordance with applicable law.

ACKNOWLEDGEMENT

Please sign below acknowledging that you have read and agreed to abide by Oramed’s Code of Ethics.

I received, reviewed and agree to be bound by Oramed’s Code of Ethics

Dated:

/s/ Josh Hexter
Signature

Josh Hexter
Name

COO and VP Business Development
Title

Return this Acknowledgment to the CFO of Oramed.

EXHIBIT C

Securities Trades by Company Personnel

Attached

ORAMED PHARMACEUTICALS INC.

AMENDED AND RESTATED
INSIDER TRADING POLICY

(Last approved by the Board of Directors on October 2, 2014)

This policy sets forth guidelines for all Insiders (as defined below) of Oramed Pharmaceuticals Inc. (“Oramed”) with respect to transactions in Oramed securities. This policy arises from Oramed’s responsibilities as a public company whose shares of common stock are quoted on the Nasdaq Capital Market, or Nasdaq, under the symbol “ORMP”. Failure to comply with these guidelines could result in a serious violation of the securities laws by you and/or Oramed and can involve both civil and criminal penalties. It is important that you review this policy carefully.

I.	Reason for Policy

Oramed is subject to the insider trading laws in the United States. Under United States law, an individual may be subject to fines of up to $5,000,000 and up to twenty years in jail for violating the securities laws by engaging in transactions in securities at a time when in possession of material non-public information. In addition, the U.S. Securities and Exchange Commission (the “SEC”) may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made and are often subjected to an injunction against future violations. Violators can also be barred from serving as officers or directors of public companies. Individuals also may be subjected to civil liability in private lawsuits. The foregoing penalties are subject to amendment from time to time.

Without regard to the penalties that may be imposed by others, willful violation of this policy constitutes grounds for dismissal from the Board of Directors of Oramed (the “Board”), termination of your employment or, with respect to Representatives (as defined below), termination of your engagement with Oramed.

Insider trading proscriptions are not limited to trading by the insider alone; it is also illegal to advise others to trade on the basis of undisclosed material information or to share non-public material information with others if you know or should have known that they will use such information to purchase or sell Oramed shares. Liability in such cases can extend both to the “tippee”—the person who purchased or sold Oramed shares based on this non-public information—and to the “tipper,” the Insider himself. Even if you are not in possession of material non-public information regarding Oramed, do not recommend to any other person that they buy or sell securities of Oramed because your recommendation could be imputed to Oramed and may be misleading if you do not have all of the relevant information.

Finally, the appearance of insider trading can cause a substantial loss of confidence in Oramed and its shares on the part of the public and the securities markets. This could obviously have an adverse impact on Oramed and its shareholders. Accordingly, avoiding the appearance of engaging in share transactions on the basis of material undisclosed information can be as important as avoiding a transaction actually based on such information. Furthermore, if your share transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of 20/20 hindsight. Accordingly, before engaging in any transaction you should carefully consider how regulators and others might view your transaction with such hindsight and, if you have the slightest doubt, consult with Oramed’s Chief Financial Officer (“CFO”).

In the event an Insider becomes aware of a possible violation of this policy by another Insider, he or she should contact Oramed’s CFO, without delay by telephone at 844-967-2633 (U.S.) or +972-2 566 0001 (Israel) or by email at hilla@oramed.com.

II.	Applicability of Policy

1. “Insiders” Defined. This policy applies to any “Insider” of Oramed, including any (a) member of the Board and officers of Oramed or its subsidiaries, (b) employee of Oramed or its subsidiaries, including part-time or temporary employees, and (c) consultant, representative, or independent contractor (“Representative”). This policy also applies to family members and other members of an Insiders person’s household (collectively, “Family Members”), as well any entities that an Insider influences or controls, including any corporations, partnerships or trusts (collectively, “Controlled Entity”). Insiders are responsible for the compliance with this policy by such Insider’s Family Members and Controlled Entities.

2. “Access Insiders” Defined. This policy imposes additional restrictions upon Insiders who may have increased access to material information concerning Oramed or its subsidiaries that has not been disclosed to the public (see below for a definition of “material information”), referred to as “Access Insiders.” Access Insiders are: (a) members of the Board of Directors of Oramed, (b) the Chief Executive Officer, Chief Financial Officer, presidents, general managers, vice presidents, controllers, vice controllers, treasurers, corporate secretaries and accounting personnel of Oramed and (c) the Family Members and Controlled Entities of the foregoing persons. Access Insiders are subject to additional procedures and restrictions described in Section VI below.

3. Inside Information Regarding Other Companies. This policy and the guidelines described herein also apply to material non-public information relating to other companies, including Oramed’s customers, vendors or suppliers or companies with which Oramed is considering merger & acquisition transactions (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, Oramed. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding Oramed’s business partners. All personnel should treat material non-public information about Oramed’s business partners with the same care required with respect to information related directly to Oramed.

4. Tail Period. If you are aware of material, non-public information when your employment or service terminates, you may not trade in Oramed securities until that information has become public or is no longer material.

III.	Definition of Full Disclosure

Full disclosure to the public generally means that it has been widely disseminated, including released through a U.S. or international newswire service, broadcast on widely-available U.S. or international radio or television programs, published in a widely-available newspaper, magazine or news website, or disclosed in public disclosure documents filed with the SEC. A speech to an audience or an article in an obscure magazine does not qualify as full disclosure. In addition, full disclosure means that the securities markets have had the opportunity to fully absorb the news. Generally, information should not be considered fully absorbed until two (2) full trading days after the announcement was released.

IV.	Definition of Material Information

It is not possible to define all categories of material information. In general, information should be regarded as material if there is a likelihood that it would be considered important by a reasonable investor in making a decision regarding the purchase or sale of Oramed securities. Both positive and negative information can be material, as well as information that forecasts whether an event may or may not occur.

Although it may be difficult under this standard to determine whether certain information is material, there are various categories of information that would almost always be regarded as material. Examples of such information are: earnings information and quarterly or annual results; guidance on earnings estimates; clinical results; product and research developments; marketing plans; major licensing transactions; government inspections, approvals or other regulatory actions; status of patent applications; changes in senior management; proposed payment of a dividend or change in dividend policy; planned share splits or repurchases; new equity or debt offerings; other events regarding Oramed securities (e.g., defaults on debt, changes to the rights of security holders); major changes in accounting policies; collaborations, mergers, acquisitions or divestitures, and significant litigation matters. Moreover, material information does not have to be related to a company’s business. For example, advance knowledge of the contents of a forthcoming article that is expected to affect the market price of a security can be material. If any Insider has questions as to the materiality of information, he or she should contact the CFO of Oramed for clarification.

V.	Confidentiality, Prohibited Transactions and Pre-clearance

1. Confidentiality of Non-public Information. Non-public information relating to Oramed is the property of Oramed and the unauthorized disclosure of such information is forbidden. Keep all memoranda, correspondence and other documents that reflect non-public information in a secure place, such as a locked office or a locked file cabinet, so that they cannot be seen by third persons. Do not discuss non-public information where it can be overheard, such as in restaurants, elevators, restrooms and other public places.

2. Trading while in Possession. Insiders may not engage in a transaction (purchase or sale) in Oramed shares at any time between the date on which any non-public material information becomes known to the individual and the close of business on the second (2nd) full Nasdaq trading day after such information is publicly disclosed. Nasdaq is generally open for trading Monday through Friday. If, for example, Oramed publicly disclosed information on a Monday, then you may not trade in Oramed securities until Thursday.

3. Speculative Trading. No Insider may engage in transactions of a speculative nature at any time. All Insiders are prohibited from short-selling Oramed common stock or engaging in transactions involving Oramed-based derivative securities. “Derivative Securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as Oramed common stock. This prohibition includes, but is not limited to, trading in Oramed-based put and call option contracts, transacting in straddles, and the like. However, as indicated below, holding and exercising options or other derivative securities granted under Oramed’s employee stock option or equity incentive plans is not prohibited by this policy.

4. Short-Term Trading. Short-term trading of Oramed securities may be distracting to the person and may unduly focus the person on Oramed’s short-term stock market performance instead of Oramed’s long-term business objectives. For these reasons, any Insider of Oramed who purchases Oramed securities in the open market may not sell any Oramed securities of the same class during the six months following the purchase (or vice versa).

5. Short Sales. Short sales of Oramed securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in Oramed’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve Oramed’s performance. For these reasons, short sales of Oramed securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

6. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Oramed securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as Oramed’s other shareholders. Therefore, directors, officers and employees are permitted to engaging in any such transactions, subject to in writing pre-clearance by the CFO or the Chief Executive Officer.

7. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Oramed securities, directors, officers and other employees are prohibited from holding Oramed securities in a margin account or otherwise pledging Oramed securities as collateral for a loan. (Pledges of Oramed securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

8. Ad hoc Restrictions. From time to time, an event may occur that is material to Oramed and is known by only a few Insiders. So long as the event remains material and non-public, Oramed may impose restrictions on trading in Oramed securities by appropriate individuals. In addition, Oramed’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the CFO, Access Insiders should refrain from trading in Oramed securities even sooner than the typical Blackout Period described below. In such event, the CFO or her designee will notify the affected individuals, either personally, by email or by voicemail, to inform them of the restrictions, but may do so without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to Oramed as a whole, and should not be communicated to any other person. Even if the CFO has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material non-public information. Exceptions will not be granted during an event-specific trading restriction period.

9. Open Orders. Any Insider who has placed a limit order or open instruction to buy or sell Oramed securities shall bear responsibility for canceling such instructions immediately in the event restrictions are imposed on their ability to trade in accordance with the paragraph above captioned “Ad hoc Restrictions”.

VI.	Additional Procedures for Access Insiders

Pre-clearance. All Access Insiders must inform Oramed’s CFO whenever they intend to execute a trade in Oramed securities, including the placing of limit orders. At the time of executing a trade in Oramed securities, such individuals will be responsible for verifying that Oramed has not imposed any restrictions on their ability to engage in trades. If the individual has not completed the trade within five (5) trading days of notification of the intention to trade, then the individual must re-confirm with Oramed’s CFO that they intend to execute a trade and the individual must re-verify the nonexistence of any restrictions on such trade. Before each transaction in Oramed securities, each such officer and director should contact the CFO regarding (a) compliance with Rule 144 under the Securities Act of 1933, as amended, which contains guidelines for the sale of privately issued shares and sales by affiliates of Oramed, if such sales are not covered by an effective registration statement, to the extent applicable, and (b) the reporting of purchases and sales of shares through the filing of Forms 4 with the SEC.

VI.	Exceptions

The only exceptions to the policy are set forth below. It does not matter that the Insider may have decided to engage in a transaction before learning of the undisclosed material information or that delaying the transaction might result in economic loss. It is also irrelevant that publicly disclosed information about Oramed might, even aside from the undisclosed material information, provide a substantial basis for engaging in the transaction. Additionally, there are no limits on the size of a transaction that will trigger insider trading liability; relatively small trades have in the past occasioned investigations and law suits. You simply cannot trade in Oramed shares while in possession of undisclosed material information about Oramed. The only exceptions to the policy are as follows:

1. Exercise of an option under Oramed’s share option plan. Note that this exception does not include (a) any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or (b) a subsequent sale of the shares acquired pursuant to the exercise of the option under the Oramed share option plan.

2. Bona fide gifts of securities are not deemed to be transactions for the purposes of this policy. Whether a gift is truly bona fide will depend on the circumstances surrounding each gift. The more unrelated the donee is to the donor, the more likely the gift would be considered “bona fide” and not a “transaction”. For example, gifts to charities, religious institutions and service organizations would clearly not be “transactions”. On the other hand, gifts to dependent children followed by a sale of the “gift” securities in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, make the gift non-bona fide.

3. Any transaction specifically approved in writing and in advance by at least two of the following individuals (excluding the individual whose prospective trade is the subject to the approval): the Chairman of the Board, Chief Executive Officer, CFO, or any member of the Audit Committee of the Board.

4. The restrictions set forth in the preceding paragraphs shall not apply to sales made pursuant to a Qualified Selling Plan. For purposes of this exception, a “Qualified Selling Plan” is a written plan for selling Oramed’s shares which meets each of the following requirements: (a) the plan is adopted by the Insider or temporary Insider during a period when the Insider or temporary Insider is not in possession of material non-public information; (b) the plan is adhered to strictly by the Insider or temporary Insider; (c) the plan either (i) specifies the amount of securities to be sold and the date on which the securities are to be sold, (ii) includes a written formula or algorithm, or computer program, for determining the amount of securities to be sold and the price at which and the date on which the securities are to be purchased or sold, or (iii) does not permit the Insider or temporary Insider to exercise any subsequent influence over how, when, or whether to effect sales; provided, in addition, that any other person who, pursuant to the plan, does exercise such influence must not have been aware of the material non-public information when doing so; and (iv) at the time it is adopted the plan conforms to all other requirements of Rule 10b5-1(c)(1)(C) under the Exchange Act as then in effect.

VI.	Acknowledgement

Please sign the attachment acknowledging that you have read and agree to abide by this policy and return it to Hilla Eisenberg, Oramed’s CFO, by facsimile to +972 (0)72 274 0406 or by email at hilla@oramed.com. If you have any questions, please contact Ms. Eisenberg.

ACKNOWLEDGEMENT

Please sign below acknowledging that you have read and agreed to abide by Oramed’s Insider Trading Policy.

I received, reviewed and agree to be bound by Oramed’s Insider Trading Policy.

Dated: August 8, 2018

/s/ Joshua Hexter
Signature

Joshua Hexter
Name

Chief Operating Officer
Title

Return this Acknowledgment to the CFO of Oramed.

Insider Trading Policy Acknowledgment